Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
William J. Pasenelli
President and Chief Executive Officer
(888) 745-2265

THE COMMUNITY FINANCIAL CORPORATION

ANNOUNCES CLOSING OF DEBT OFFERING

Waldorf, Maryland, February 6, 2015 – The Community Financial Corporation (NASDAQ: TCFC) (the “Company”), the holding company for Community Bank of the Chesapeake, today announced that it closed its public offering of $23.0 million of its unsecured 6.25% fixed to floating rate subordinated notes due 2025 (“Notes”). The Company intends to use the net proceeds of the offering to redeem all $20 million of the Company’s outstanding preferred stock issued under the Small Business Lending Fund program and for general corporate purposes, including, but not limited to, contributing capital to Community Bank of the Chesapeake, supporting organic growth, possible acquisitions of branches or other financial institutions should accretive acquisition opportunities arise and the payment of dividends.

Keefe, Bruyette & Woods, Inc. served as sole book-running manager for the Notes offering.

About The Community Financial Corporation - The Company is the bank holding company for Community Bank of the Chesapeake. Headquartered in Waldorf, Maryland, Community Bank of the Chesapeake is a full-service commercial bank, with assets over $1 billion. Through its 12 banking centers and five dedicated commercial lending centers, Community Bank of the Chesapeake offers a broad range of financial products and services to individuals and businesses.